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                                                                Exhibit 12(d)(7)


                          AGREEMENT AND ACKNOWLEDGMENT
                           OF EXCHANGE OF SHARES AND
                             PLAN OF REORGANIZATION

          AGREEMENT AND ACKNOWLEDGMENT OF EXCHANGE OF SHARES AND PLAN OF REORGANIZATION, dated as of May 26, 2000 (this "Agreement"), between General Motors Corporation, a Delaware corporation ("General Motors"), and Fleet National Bank ("Fleet"), acting in its capacity as stock transfer agent and registrar for General Motors and exchange agent in the Exchange Offer (as defined below).

          WHEREAS, General Motors on April 24, 2000 commenced an offer (the "Exchange Offer") to holders of its Common Stock, $1 2/3 par value per share ("$1 2/3 Par Value Common Stock"), to exchange 1.065 shares of Class H Common Stock, $0.10 par value per share ("Class H Common Stock"), of General Motors for each share of $1 2/3 Par Value Common Stock (the "Exchange Ratio") validly tendered in the Exchange Offer and accepted by GM, up to a maximum of 86,396,977 shares of $1 2/3 par value common stock to be accepted and 92,012,781 shares of Class H common stock to be issued, upon the terms and subject to the conditions set forth in the Offering Circular-Prospectus, dated April 24, 2000, relating to the Exchange Offer, the related Letter of Transmittal and the instructions thereto, and certain other relevant documents;

          WHEREAS, the Exchange Offer is intended by General Motors to (i) effect a readjustment of continuing interests in GM under a modified corporate form and (ii) qualify as a reorganization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to constitute a plan of reorganization for purposes of Chapter 1, Subchapter C of the Code;

          WHEREAS, Fleet is the stock transfer agent and registrar for General Motors and is also serving as the exchange agent for the Exchange Offer;

          WHEREAS, the Exchange Offer expired as of 12:00 Midnight, New York City Time on Friday, May 19, 2000;

          WHEREAS, all of the conditions to the consummation of the Exchange Offer described in the Offering Circular-Prospectus, dated April 24, 2000, have been satisfied or waived by General Motors;

          WHEREAS, 339,700,412 shares of $1 2/3 Par Value Common Stock were validly tendered in the Exchange Offer, including 2,899,364 shares held by eligible odd-lot stockholders, resulting in a proration factor, as determined by Fleet, acting in its capacity as exchange agent in the Exchange Offer, in accordance with the terms and conditions of the Exchange Offer, of 24.78958662%;

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          WHEREAS, General Motors intends to accept 86,396,977 shares of $1 2/3
Par Value Common Stock validly tendered in the Exchange Offer and, in accordance with the terms of the Exchange Offer, General Motors intends to issue 92,012,781 shares of Class H Common Stock in exchange therefor; and

          NOW, THEREFORE, in consideration of the premises, the parties hereto agree as set forth below:

     1. General Motors hereby notifies Fleet that it accepts the tenders of 86,396,977 shares of $1 2/3 Par Value Common Stock for exchange in the Exchange Offer.

     2. Fleet hereby agrees to deliver the 86,396,977 shares of $1 2/3 Par Value Common Stock validly tendered in the Exchange Offer and accepted by General Motors.

     3. General Motors hereby issues to Fleet, as agent for the tendering stockholders, and Fleet hereby acknowledges receipt from General Motors of the 92,012,781 shares of Class H Common Stock that corresponds, based on the Exchange Ratio and taking into account proration, if any, to the number of shares of $1 2/3 Par Value Common Stock accepted by General Motors in the Exchange Offer.

     4. In recognition of the foregoing, Fleet, acting in its capacity as transfer agent and registrar for the Class H Common Stock, hereby agrees promptly to credit such shares of Class H Common Stock to book-entry accounts maintained by Fleet for the benefit of the tendering stockholders, subject to the terms of the Exchange Offer relating to fractional shares, and, as soon as reasonably practicable, to send such tendering stockholders an account statement evidencing their holdings.

     5. Fleet, acting as agent for holders of $1 2/3 Par Value Common Stock otherwise entitled to receive fractional shares of Class H Common Stock as a result of the Exchange Offer, hereby agrees to aggregate all fractional shares and sell them for the accounts of those holders of $1 2/3 Par Value Common Stock after the Exchange Offer. Fleet hereby agrees to distribute the proceeds from such sales, net of commissions, to those holders of $1 2/3 Par Value Common Stock on a pro rata basis.

     6. The parties hereby agree to execute such other documents as may be necessary or desirable to document and/or confirm the completion of the Exchange Offer.

     7. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

                                      -2-
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     8.   This Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together, shall constitute one and the same instrument.

                                  * * * * * *

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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


                                    GENERAL MOTORS CORPORATION

                                    /s/ Warren G. Andersen
                                    ----------------------------------
                                    By:  Warren G. Andersen
                                    Its: Assistant Secretary


                                    FLEET NATIONAL BANK, as Transfer Agent and
                                    Registrar for General Motors, including for the $1 2/3 Par Value Common Stock and the Class H Common Stock, and as Exchange Agent for the Exchange Offer


                                    /s/ Daniel J. McGrory
                                    ----------------------------------
                                    By:  Daniel J. McGrory
                                    Its: Managing Director